Exhibit 10.17
SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made this _7th__ day of November, 2019, by and between Thomas F. Pettit (“Employee”) and nVent Management Company on behalf of itself, its predecessors, subsidiaries and affiliated entities (collectively, “Company”).
WHEREAS, Employee was previously employed as Executive Vice President and Chief Integrated Supply Chain Officer; and
WHEREAS, Employee was a participant in the nVent Management Company Severance Plan for Executives (the “Severance Plan”) which requires, as a condition to the receipt of benefits thereunder, that Employee executes (and does not revoke) a release agreement; and
WHEREAS, the parties also wish to confirm their mutual understanding regarding the separation of Employee's employment with the Company and memorialize their mutual agreement and understanding regarding the details of Employee’s separation of employment.
WHEREFORE, for good and valuable consideration, the parties hereby agree as follows:
1.Effective Date of the Agreement. This Agreement shall be given effect only if Employee executes the Agreement and returns it to the Company within forty-five (45) days after the Separation Date as described in Section 2, and Employee does not exercise Employee’s right of rescission pursuant to Section 10. If the foregoing requirements are met, the “Effective Date” of this Agreement shall be the day immediately following the expiration of the rescission period described in Section 10.
2.    Separation Date. Employee’s employment ended on October 11, 2019 (the "Separation Date"). Employee received Employee’s base salary through the Separation Date. Effective on the Separation Date, Employee resigned from all officer, director and other positions of any nature that Employee held with the Company.
3.    Benefits Automatically Provided Upon Separation Date. The parties acknowledge that Employee will receive or has received the following with or without this Agreement:
(a)    The Company shall pay Employee’s accrued but unpaid base salary, and accrued and unused vacation remaining (if any) as of the Separation Date.
(b)    Employee shall be entitled to receive payments under the RSIP, Sidekick Plan, SSRP or other applicable retirement plan in which Employee participated (collectively, the "Retirement Plans"). Payment or distributions of Employee's Retirement Plans’ benefits will be made in accordance with the terms of the applicable Retirement Plan documents, deferral elections, regulations under the Internal Revenue Code of 1986 (“Code”), and the Employee Retirement Income Security Act of 1974, including the requirement that if Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i)

and if payments under the Retirement Plans would be considered deferred compensation under Code Section 409A, then the value (reduced by applicable withholdings) will be paid or begin to be paid no sooner than six months following the Separation Date.
(c)    Employee shall be entitled to elect continuation coverage under COBRA if Employee was covered by a Company group health plan immediately prior to the Separation Date. Employee shall also be entitled to any rights to convert or port insurance coverage as provided by the terms of any applicable insurance policy.
4.    Conditions for Receipt of Benefits. Provided this Agreement has become effective, and provided Employee remains in compliance with all of the terms and conditions hereof, the Company will provide Employee the compensation and other benefits described in Section 5.
5.    Payments and Benefits. Subject to the provisions of Section 4, the Company shall provide or cause to be provided to Employee the following:
(a)    Separation Payment and COBRA Subsidy. The Company shall pay Employee the total sum of $866,250, less applicable withholdings (the “Separation Payment”). The form and timing of the Separation Payment shall depend on whether Employee elects to waive the potential right (the “Lookback Right”) under Section 2(b) of Employee’s Key Executive Employment and Severance Agreement (the “KEESA”), as indicated below. The Lookback Right provides that Employee’s termination of employment will be treated as a Covered Termination (as defined in the KEESA) that would entitle Employee to the benefits of the KEESA if a Change in Control of the Company (as defined in the KEESA) occurs within 180 days of the Separation Date and Employee reasonably demonstrates that such termination arose in connection with or in anticipation of the Change in Control of the Company. Employee shall check one of the following boxes or, if neither box is checked, then Employee shall be deemed to have waived the Lookback Right:
☐ No Six-Month Delay. Employee hereby elects to waive the Lookback Right. If the immediately preceding box is checked, or if neither box is checked, then the Separation Payment shall be paid in (1) a first installment of $288,750, less applicable withholdings, to be paid on the first regular payroll date that occurs later than twenty (20) days following the Effective Date, provided that, if the forty-five (45) day period contemplated by Section 1 covers portions of two calendar years, then the payment shall occur in the second calendar year, and (2) a conditional second installment of $577,500, less applicable withholdings, to be paid on the first regular payroll date that occurs more than twelve (12) months following the Separation Date, provided Employee has remained in strict compliance with Employee’s obligations under this Agreement.
☒ Six-Month Delay. Employee hereby declines to waive the Lookback Right. If the immediately preceding box is checked, then the Separation Payment shall be paid in a lump sum, less applicable withholdings, on the first day of the seventh month following the month in which the Separation Date occurs.

The Company shall also provide a reduced COBRA premium to the Employee for the first 18 months following the Separation Date, provided Employee timely elects COBRA. During such period, the Company shall continue to contribute its current cost-share (in the amount of $1,430 per month) towards Employee’s COBRA premiums, and Employee shall be responsible for the remainder of the COBRA premium payment, if any.
Payment(s) of cash will be made in the form of a check mailed to the Employee’s home address, by direct deposit to Employee’s bank account or other such reasonable method, as determined by the Company. Employee shall be responsible for notifying the Company of any changes to Employee’s address or financial institution and account number, as applicable. In the event of Employee’s death prior to the issuance of any unpaid installment of the Severance Payment that is due and owing, any such amount shall be paid in accordance with the requirements of the Severance Plan.
The parties acknowledge and agree that the Separation Payment and the COBRA Subsidy are in full satisfaction of any amounts to which Employee may be entitled under the Severance Plan.
(b)    MIP Payment. As a participant in the nVent Management Incentive Plan (the “MIP”), Employee will receive a prorated MIP bonus award for the 2019 year, based upon the Separation Date, subject to the terms and conditions of the MIP, with any payment earned under the MIP for the 2019 year, payable in March 2020 at the same time other eligible participants in the MIP receive earned payments attributable to the 2019 year. Such MIP bonus amount will be calculated using Employee’s base salary in effect as of the Separation Date.
(c)    Outplacement. The Company shall pay for outplacement services provided for Employee’s benefit by a vendor selected by the Company to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed $10,000, which shall be paid directly to the vendor.
(d)    Restricted Stock Units, Performance Units and Stock Options under nVent and Pentair Equity Plans.  If Employee has unvested equity awards, then the Company agrees to treat Employee’s unearned and outstanding restricted stock units, performance share units and stock options under the nVent Electric plc 2018 Omnibus Incentive Plan (the “nVent Equity Plan”) and the Pentair plc 2012 Stock and Incentive Plan, the Pentair plc 2008 Omnibus Stock Incentive Plan and the Pentair plc Omnibus Stock Incentive Plan (together, the “Pentair Equity Plans”), as noted below and otherwise in accordance with the Terms & Conditions of the applicable award agreement:
i.    Restricted Stock Units. All outstanding Restricted Stock Units (“RSUs”), whether settled in ordinary shares of Pentair plc or nVent Electric plc, shall be treated by the Company as fully and immediately vested, effective as of the Separation Date. Shares with respect to the vested RSUs will be deposited into

Employee’s brokerage account reduced by applicable tax withholdings) within thirty (30) days following the Effective Date.
Notwithstanding the foregoing, if Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and if the RSUs would be considered deferred compensation under Code Section 409A, then the shares (reduced by applicable withholdings) with respect to the vested RSUs will be deposited into Employee’s brokerage account within six months following the Separation Date.
ii.    Performance Share Units. All unvested Performance Share Units (“PSUs”) issued with respect to nVent Electric plc ordinary shares shall remain eligible for vesting following the end of the applicable performance period based upon the Company’s actual performance and actual achievement of the performance goals for the PSUs. Shares with respect to any PSUs that vest will be deposited into Employee’s brokerage account (reduced by applicable tax withholdings) (A) as soon as practicable following the date the Compensation Committee of nVent Electric plc certifies the achievement of the performance goal(s) described in the grant notice (or other communication) for the PSUs, if applicable, but in no event more than seventy-five (75) days after the end of the performance period, or (B) within 30 days after the vesting date if such certification is not necessary (or, if later, within fourteen (14) days of the Effective Date. Any PSUs that do not vest based on actual performance at the end of the original performance period shall be forfeited and cancelled as of the end of the original performance period. Any PSUs previously issued to Employee with respect to ordinary shares of Pentair plc were converted to RSUs in connection with the Company’s spin-off from Pentair plc and will be treated according to subsection (i) above.
iii.    Options. All outstanding options to purchase ordinary shares of nVent Electric plc and Pentair plc (including all Non-Qualified Stock Options (“NSOs”) and incentive stock options (“ISOs”)) shall remain outstanding (the “Outstanding Options”) and shall continue to vest (and become exercisable) in accordance with the terms of the particular award under the nVent Equity Plan, Pentair Equity Plan or applicable Terms & Conditions as if Employee had continued in employment or service until the earlier of the original expiration date of the award or the fifth (5th) anniversary of the Separation Date. As of the earlier of their original expiration dates or five (5) years after the Separation Date, all Outstanding Options unexercised by Employee shall be forfeited.
Employee’s ISOs, if any, are eligible for preferential tax treatment only if exercised within a period of ninety (90) days following the Separation Date. If the ISOs are exercised more than ninety (90) days following the Separation Date, then the ISOs will be taxed as ordinary income. Employee should consult with the Employee’s personal tax advisor regarding the tax treatment of Employee’s ISOs. Employee’s exercise of stock options (other than ISOs) will result in a tax withholding obligation.

Employee acknowledges that it is Employee’s responsibility to review Employee’s personal brokerage account and take action prior to the expiration dates of each option.

(e)    No Other Amounts Owed. Employee understands and agrees that, except as provided above, Employee has no rights to or claims to any other compensation or benefits, including but not limited to under any other bonus or incentive compensation plans of any type, including, but not limited to, the MIP, the nVent Equity Plan, the Pentair Equity Plans or any other plan with respect to options, restricted stock units or performance units.
(f)    Death. In the event of Employee’s death, the terms of the nVent Equity Plan and the Pentair Equity Plans, respectively, shall govern as to treatment and disposition of Employee’s rights thereunder.
6.    Discharge of Claims. In exchange for the benefits provided in this Agreement, Employee, on behalf of Employee, Employee’s agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including nVent Electric plc), subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with Employee’s employment or the separation of Employee’s employment with the Company, including but not limited to claims, demands or actions arising under the Severance Plan, the nVent Equity Plan, the Pentair Equity Plans, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota

Drug and Alcohol Testing in the Workplace Act, Minnesota Statutes Chapter 181, Minn. Stat. §176.82, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which Employee may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs, other than the amounts described in this Agreement. Employee acknowledges that this release includes all claims that Employee is legally permitted to release, and as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude Employee from filing an administrative charge with a government agency, though Employee may not recover any damages or receive any relief from the Company if Employee does file such a charge. Notwithstanding the foregoing, this release shall not apply to, and Employee shall retain, all rights to (i) indemnification that the Employee may have under the Company's certificate of incorporation, articles of association, by-laws or other similar organizational documents, and (ii) coverage that the Employee may have under any directors and officers insurance policy of the Company.
7.    Confidentiality. If and until such time as nVent Electric plc is required to file this Agreement with the Securities and Exchange Commission, Employee represents and agrees that Employee will keep the terms and facts of this Agreement completely confidential, and that Employee will not disclose any information concerning this Agreement to anyone, except for Employee’s counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce Employee’s rights hereunder.
8.    Cooperation and Certification. Employee agrees that upon request, Employee will provide reasonable cooperation to the Company, with nVent Electric plc, and with any affiliate of nVent Electric plc and its attorneys in the prosecution or defense of any investigation, litigation, arbitration, quasi-judicial, or administrative proceeding, including participating in interviews with the Company’s attorneys, preparing written statements, appearing for depositions, providing truthful testimony in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration, quasi-judicial, or administrative proceeding. Nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee provides written notice of the service of the subpoena to the Company within twenty-four (24) hours of receipt), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though Employee may not recover damages or receive any relief from the Company if Employee does file such a charge as noted in Section 6 above). Employee certifies, warrants and represents that Employee is unaware of any actual or potential violations of law by the Company, nVent Electric plc or any affiliate of nVent Electric plc.

9.    No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.
10.    Notification of Release and Right to Rescind. This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. Employee is advised that Employee should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. Employee understands that Employee may nullify and rescind this entire Agreement at any time within the next fifteen (15) days of the date of Employee’s signature below by indicating Employee’s desire to do so in writing and delivering that writing to the Company c/o Lynnette Heath, Executive Vice President & Chief Human Resources Officer, nVent, 1665 Utica Avenue, Suite 700, St. Louis Park, MN 55416, by hand or by certified mail. Employee further understands that if Employee rescinds this Agreement on a timely basis, the Company will not be bound by the terms of this Agreement, and, in such event, Employee will have no right to receive or right to retain the financial benefits conferred under Section 5 of this Agreement.
11.    Narrow Post-Employment Restrictions. For the purpose of this Agreement, “nVent Entities” includes the Company, nVent Electric plc and any subsidiary or affiliate of nVent Electric plc. In consideration of the benefits and compensation contained in this Agreement, and as agreed to by Employee pursuant to the Severance Plan, Employee agrees to the following narrow post-employment restrictions.
(a)    Confidentiality. During the Restricted Period (defined in subsection (e) below) and anytime thereafter, Employee will treat as private and privileged, any information deemed by the nVent Entities to be confidential and proprietary, including, without limitation, trade secrets, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information that Employee acquires while working for the nVent Entities (collectively, "Confidential Information"). Employee may not use for Employee’s personal benefit or release any Confidential Information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.
Immunity from Liability: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law.  The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(b)    Non-Solicitation. During the Restricted Period following Employee’s separation for any reason, Employee shall not, for Employee or any third party, directly or indirectly, (i) solicit or accept competitive business from any customer or identified prospective customer of the nVent Entities, or (ii) solicit any employee of the nVent Entities for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.
Engaging in any of the following activities will be a violation of paragraph (b)(ii) above: (1) soliciting for hire or soliciting for retainer as an independent consultant or as contingent worker any employee of the nVent Entities; (2) participating in the recruitment of any employee of the nVent Entities; (3) serving as a reference for an employee of the nVent Entities without first obtaining written consent from the CEO and General Counsel of the Company; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the nVent Entities without first obtaining written consent from the CEO and General Counsel of the Company; (5) assisting or encouraging any third party to pursue an employee of the nVent Entities for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the nVent Entities to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.
(c)    Non-Competition. During the Restricted Period following Employee’s Separation, Employee will not, for Employee or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, shareholder, officer, volunteer, intern, or any other similar capacity, to any entity anywhere in the world engaged in a business that is competitive with the nVent Entities. Notwithstanding the prior sentence, Employee is not prohibited from providing services to a competing business or venture provided: (i) the duties and services that Employee will provide to the competitor are not, in whole or in part, substantially similar to the duties and services Employee provided to the nVent Entities, and are not reasonably likely to cause Employee to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, or other Confidential Information concerning the business of the nVent Entities; and (ii) before providing such services, Employee has given written notice to the Company's CEO and General Counsel describing the nature of the new position and the reason(s) Employee believes that accepting such new position will not result in a violation of Employee’s restrictions under this paragraph.
(d)    Non-Disparagement. Employee shall not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the nVent Entities and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, Employee shall not be held in breach of this provision if Employee discloses Confidential Information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.
(e)    Restricted Period. For purposes of this Section 11, "Restricted Period" shall be defined as a period of twenty-four (24) months.
(f)    Restrictions Reasonable. Employee acknowledges that the restrictions contained in this Section 11 are reasonable and necessary to protect the legitimate interests of the nVent Entities and that any violation of any provision of this Section 11 will result in irreparable injury to the Company. Employee represents that Employee’s experience and capabilities are such that the restrictions contained in this Section 11 will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Section 11, and (ii) that Employee has had full opportunity, prior to agreeing to Section 11, to review thoroughly this with Employee’s counsel.
(g)    Reformation. In the event the provisions of this Section 11 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
(h)    Injunctive Relief. Employee acknowledges and agrees that Employee’s breach of this Section 11 would cause irreparable harm to the Company, nVent Electric plc and the other nVent Entities, and that such harm may not be compensable entirely with monetary damages. If Employee were to violate Employee’s obligations under this section, the Company, nVent Electric plc and the other nVent Entities may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement. In connection with any suit at law or in equity under this Agreement, the Company, nVent Electric plc and the other nVent Entities shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of Employee’s breach of this section, Employee shall disgorge the value of all payments and benefits conferred to Employee by virtue of this Agreement, including all installments of the Separation Payment, whether paid or unpaid. In addition to the foregoing, the Company, nVent Electric plc and the other nVent Entities shall be entitled to collect from Employee any reasonable attorney’s fees and costs incurred in bringing any action against Employee or otherwise to enforce the terms of this Agreement. The parties agree that it is their intent that (i) each of the nVent

Entities is intended to be a third party beneficiary hereof, and will be afforded the right to enforce the provisions of this Section 11 to the same extent as the Company, and (ii) the restriction in this Section 11 be enforced to the maximum allowable extent or modified to permit enforcement to the maximum allowable extent under the laws of Minnesota as determined by a court of appropriate jurisdiction in Minnesota, and the parties further agree to and acknowledge the sufficiency of the parties’ contacts with the State of Minnesota in order to confer exclusive jurisdiction of Minnesota courts applying Minnesota law.
12.    Invention Assignment. Employee acknowledges that during Employee’s employment with the Company, Employee promptly disclosed to the Company, in writing, all ideas, inventions or discoveries (collectively, “Inventions”) related to the nVent Entities' business. Employee agrees that these Inventions shall belong to the nVent Entities; Employee hereby assigns such Inventions to the nVent Entities subject to the limitations set forth in this Section 12 below and further agrees that for a period of six (6) months after the Separation Date, any Inventions that Employee either alone or with others makes, discovers, devises, conceives, reduces to practice or otherwise possesses shall be a work for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and the sole property of the nVent Entities. Further, Employee warrants and represents that Employee will execute any documents necessary to effectuate the assignment of all of Employee’s right, title and interest in such Inventions to the nVent Entities either during or after the employment relationship, and Employee will cooperate in the nVent Entities' efforts to protect the nVent Entities' rights to the Inventions.
Employee understands that the commitments under this Section 12 above do not apply to any Invention for which none of the nVent Entities' equipment, supplies, facilities or trade secret information were used and which was developed entirely on Employee’s own time, and (i) which does not relate (1) directly to the nVent Entities' business or (2) to the nVent Entities' actual or demonstrably anticipated research or development, or (ii) which does not result from any work that Employee performed for the nVent Entities.
13.    Return of Company Property. Employee covenants, warrants and represents that Employee has returned any and all Company property that was ever in Employee’s possession or under Employee’s control to the Company prior to Employee’s signature of this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, laptop computer and cell phone.
14.     Minnesota Law, Effect of Breach, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, the location of nVent Electric’s main U.S. office, and shall be construed and enforced thereunder. In the event of a breach of this Agreement by Employee, in addition to all other rights and remedies that the Company or any of the other nVent Entities may have under this Agreement or under the law, notwithstanding anything herein to the contrary, Employee shall forfeit the right to receive any benefits under Section 5 that have not yet been paid or provided, and shall be required to repay to the Company the amounts or value of any benefits described in Section 5 that Employee has received. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company. Further, Employee understands and agrees that, except as provided in this Agreement, all claims which Employee has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.
15.    Administrative Charges, Investigations, and Proceedings. Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  Employee does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that Employee has made a Government Report.  The restrictions in Section 11 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report.  Notwithstanding the provisions of this Section 15, Employee’s release of claims in Section 6 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief from the Company in connection with any matter, including a Government Report, but this Agreement does not limit any right of Employee to receive a reward from the government for providing it information in connection with a Government Report.
16.    Section 409A Compliance. This Agreement and the payments provided for hereunder are intended to be exempt from Code Section 409A as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(i) and as separation pay due to an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), each to the extent applicable. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Code Section 409A, and becomes payable by reason of Employee’s separation of employment with the Company will be made to Employee unless Employee’s separation of employment constitutes a “separation from service” (as the term is defined in Treasury Regulations issued under Code Section 409A). The Parties acknowledge that Employee's separation of employment pursuant to Section 2 of this Agreement constitutes a “separation from service” for purposes of Code Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided (including any installment payment) shall be construed as a separate identified payment for purposes of Code Section 409A. It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions.
17.    Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party,

including the party who prepared it. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.
18.    Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (i) no promise or inducement has been offered for this Agreement; (ii) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (iii) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (iv) the Company advises Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (v) the Company has allowed forty-five (45) days within which to consider whether to enter into this Agreement; and (vi) Employee fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement. Finally, if Employee has not signed this proposed Agreement within forty-five (45) days after the Separation Date, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.
19.    Signatures. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.
Thomas F. Pettit
Dated:        11/7/2019             /s/ Thomas F. Pettit

Dated:        11/15/2019            nVent Management Company
By /s/_Lynnette Heath
Its EVP and Chief Human Resource Officer

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